UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 4, 2021 (February 19, 2021)

ESCALADE, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-6966	13-2739290
(Commission File Number)	(IRS Employer Identification No.)

817 Maxwell Avenue, Evansville, Indiana	47711
(Address of Principal Executive Offices)	(Zip Code)

(812) 467-1358

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on which registered
Common Stock, No Par Value	ESCA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02(b) and (c) – Departure of Directors or Certain Officers; Appointment of Certain Officers

As previously disclosed, on February 22, 2021, Escalade, Incorporated (“Escalade” or the “Company”) announced that Scott J. Sincerbeaux, its President and Chief Executive Officer had resigned from all of his positions with Escalade, including as Chief Executive Officer and President and as a director, on terms being mutually agreed upon by the Company and Mr. Sincerbeaux, effective February 19, 2021 (“Employment End Date”).

On March 4, 2021, as contemplated by the Executive Severance Agreement effective as of April 27, 2020 between the Company and Mr. Sincerbeaux, the parties entered into a Waiver, Release, Non-Competition, Non-Solicitation and Non-Disclosure Agreement (the “Separation Agreement”) attached hereto as Exhibit 10.1. The material terms of the Separation Agreement provide that: (a) the Company will pay Mr. Sincerbeaux an amount equal to his one year base salary in bi-weekly pro rata installments over a period of twelve months commencing as of the Employment End Date; (b) the Company accelerated the vesting of 11,667 of his unvested shares of restricted stock and accelerated the vesting and settlement of 15,223 of his unvested restricted stock units upon the execution of the Separation Agreement, and all other 23,333 unvested shares of restricted stock and 30,446 unvested restricted stock units were deemed terminated and forfeited as of the Employment End Date; (c) the Company will pay him incentive compensation for the portion of fiscal year 2021 prior to the Employment End Date in the amount of $126,000, less required withholdings, at the time that the Company makes the first bi-weekly base salary payment in accordance with clause (a) above, such 2021 incentive compensation payment to be the only such incentive compensation payment that Mr. Sincerbeaux will receive for fiscal year 2021; and (d) with respect to Mr. Sincerbeaux and his family members who were covered by the Company’s medical plan as of the Employment End Date, he and those family members shall be entitled to continue to participate in the Company’s medical plan in the same manner as then participating and the Company will pay the applicable premiums on his behalf for the twelve months following the Employment End Date and, after the expiration of such twelve months period, he will be responsible for all such premiums for any additional periods of time for which such health care benefits may continue to be available under the provisions of the Consolidated Omnibus Budget Reconciliation Act or any substantially equivalent successor law (“COBRA”). The Company previously paid to Mr. Sincerbeaux his base salary through the Employment End Date and his incentive compensation relating to the Company’s 2020 fiscal year.

Also as previously disclosed, on February 19, 2021, the Board of Directors of Escalade appointed Walter P. Glazer, Jr. as Escalade’s Interim Chief Executive Officer and President effective immediately. Mr. Glazer, age 62, has served as a director at Escalade since 2015 and has served as Chairman of the Board of Directors at Escalade since May of 2018, and he will continue in that role in addition to being Chief Executive Officer and President. Mr. Glazer has served as Chief Executive Officer with Speedball Art Products Company since 1997. Mr. Glazer has no family relationship with any other executive officer or director of Escalade. Mr. Glazer has not been involved in any related party transaction with Escalade.

On March 4, 2021, the Compensation Committee of Escalade’s Board of Directors and Mr. Glazer orally agreed that Mr. Glazer will be compensated for his services as Interim Chief Executive Officer and President at a rate of $41,667 per month. Mr. Glazer currently is not participating in the Company’s health and welfare plans, nor has any agreement been reached as to any incentive compensation that Mr. Glazer may be entitled to receive for his services in these roles. The Compensation Committee and Mr. Glazer agreed to further review his compensation arrangements following the Company’s 2021 Annual Meeting of Stockholders scheduled for April 30, 2021. Mr. Glazer continues to serve as the Chairman of Escalade’s Board of Directors and continues to be compensated for such services as has been previously disclosed by the Company.

Item 8.01 Other Events.

On February 22, 2021, the Company issued a press release announcing that Scott J. Sincerbeaux, the Company’s President and Chief Executive Officer, has resigned from the Company and Walter P. Glazer, Jr., has been named as his interim replacement. A copy of the press release was attached as Exhibit 99.1 to this Current Report on Form 8-K as originally filed on February 22, 2021.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Waiver, Release, Non-Competition, Non-Solicitation and Non-Disclosure Agreement and Release entered into on March 4, 2021 by and between Scott Sincerbeaux and Escalade, Incorporated

10.2	Executive Severance Agreement dated March 30, 2020 and effective as of April 27, 2020 between Scott Sincerbeaux and Escalade, Incorporated*

99.1	Press release dated February 22, 2021**

104	Cover Page Interactive Data File, formatted Inline Extensible Business Reporting Language (iXBRL)

*	Incorporated by reference from the Company’s Form 8-K filed on April 1, 2020
**	Previously filed with the original filing of this Current Report on Form 8-K on February 22, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Escalade, Incorporated has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2021	ESCALADE, INCORPORATED

By: /s/ Stephen R. Wawrin
Stephen R. Wawrin, Vice President and Chief Financial Officer

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